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                                                                   EXHIBIT 10.17

                            TAX ALLOCATION AGREEMENT

         This TAX ALLOCATION AGREEMENT (this "Agreement") dated as of July 1, 1999 by and between VITAMINSHOPPE.COM, INC., a Delaware corporation ("VitaminShoppe.com"), VITAMIN SHOPPE INDUSTRIES INC., a New York corporation ("VSI"), and any other corporation that shall become a party to this Agreement in accordance with its terms, for taxable years commencing on and after January 1, 1999,

                              W I T N E S S E T H:

         WHEREAS, VSI and its subsidiaries, including VitaminShoppe.com, constitute an affiliated group (the "VSI Group") within the meaning of section 1504(a) of the Internal Revenue Code of 1986 (the "Code") and any successor provision thereto; and

         WHEREAS, it is contemplated that concurrently with or shortly after the execution of this Agreement, VitaminShoppe.com will complete a private placement of preferred stock, representing less than 20% of the value of its outstanding capital stock; and

         WHEREAS, the parties desire to establish the terms and conditions under which they would, at the election of VSI as provided herein, continue to file a consolidated federal income tax return and consolidated or combined state income or franchise tax returns that would include VSI and its subsidiaries and VitaminShoppe.com in accordance with, and to the extent allowable under, applicable law and regulations (such federal, state and other returns together referred to as "Consolidated Returns");

         NOW, THEREFORE, the parties agree as follows:

         1. CONSOLIDATED RETURN. (a) At the election of VSI in its sole discretion, VSI and VitaminShoppe.com shall, and VSI shall cause any other subsidiaries to, take such action, including without limitation the filing of consents and any other documents, as may be necessary for the VSI Group to continue to file such Consolidated Returns as are allowed. VSI shall oversee the preparation of any Consolidated Returns filed by the VSI Group.

         (b) VSI and VitaminShoppe.com shall cause any corporation that is currently or that becomes after the date of this Agreement an affiliate of either of them and a member of the VSI Group, including without limitation VitaminShoppe.com but other than VSI ( a "Member"), to join in this Agreement.

         (c) VSI and VitaminShoppe.com shall maintain, and shall cause any subsidiaries now owned or subsequently formed or acquired by either of them to maintain, concurrent fiscal years, which fiscal year shall end on December 31 unless the parties agree otherwise.

         (d) Any dispute between the parties with respect to the operation or interpretation of this Agreement shall be referred to and decided by the independent public accountants for the VSI Group, which shall be chosen by VSI.

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         (e) All tax related documents and other materials, including without limitation returns, supporting schedules, work papers, correspondence and other documents relating to any consolidated return shall be made available to either party during regular business hours.

         2. CALCULATION OF SEPARATE INCOME TAX LIABILITY. (a) For each tax year (beginning with the tax year commencing January 1, 1999 and for each tax year thereafter) in which the VSI Group files Consolidated Returns (a "Consolidated Return Year"), each Member shall pay to VSI an amount equal to such Member's separate federal income tax liability computed as if such Member filed a separate federal income tax return for such period, with the adjustments specified in section 1.1552-1(a)(2)(ii)(a) through (i) of the regulations promulgated under the Code (the "Treasury Regulations").

         (b) In the event that, for any Consolidated Return Year, VitaminShoppe.com shall incur a net operating loss or unutilized tax credit computed on a separate basis in accordance with paragraph 2(a) (such loss or credit hereinafter, a "Tax Attribute") and such Tax Attribute is absorbed within the meaning of section 1.1502-32 of the Treasury Regulations by VSI or a Member other than VitaminShoppe.com in the same or another preceding or succeeding taxable year, then, at the close of the Consolidated Return Year in which the Tax Attribute is incurred or absorbed (whichever is later), an intercompany note receivable (a "Tax Receivable") payable by VSI to VitaminShoppe.com shall be established on the books of VitaminShoppe.com in an amount equal to the product of (i) the portion of Tax Attribute absorbed and (ii) the highest marginal federal corporate income tax rate provided for in section 11 of the Code applicable at such time (the "Maximum Rate") (or in the case of the absorption of a credit, the amount of such credit).

         (c) Principles similar to the principles set forth in this paragraph 2 shall be applied (i) in determining the amounts of any consolidated or combined state, local or foreign corporate income (or franchise) tax liability in respect of which a payment is required to be made by the Members to VSI and (ii) to calculate and establish Tax Receivables payable by VSI to VitaminShoppe.com to reflect the absorption by VSI or any other Member of any Tax Attribute for state, local or foreign income tax purposes.

         3. LIABILITY FOR TAX PAYMENTS. (a) VSI shall pay the federal corporate tax liabilities of the VSI Group for any period in which the VSI Group files a consolidated federal income tax return. If the VSI Group files a consolidated or combined return for any state, local or foreign jurisdiction for any period, VSI will pay the liability for taxes relating to that return. If any such tax shall be paid directly by, or shall be collected by any taxing authority from, a Member, such tax shall be promptly reimbursed by VSI to such Member.

         (b) Each Member shall pay to VSI an amount equal to its federal, state, local or foreign tax liability relating to a Consolidated Return calculated for federal taxes as the product of (i) the taxable income of such Member, as computed pursuant to paragraph 2(a), and (ii) the Maximum Rate and on a comparable basis for state, local and foreign taxes.

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         (c) If the consolidated or combined federal, state, local or foreign income tax liability of the VSI Group or any Member is adjusted for any taxable period, whether by means of an amended return, claim for refund or audit by the Internal Revenue Service or any other taxing authority, the obligation of each Member for taxes shall be recomputed under paragraph 2(a) taking into account such adjustments. If any interest (or penalty) is to be paid or received as a result of a consolidated federal, state, local or foreign income tax deficiency or refund, such interest shall be allocated in the ratio that each Member's change in federal, state, local or foreign income tax liability bears to the total change in such tax liability for the VSI Group.

         (d) Any payments that VitaminShoppe.com is required to make pursuant to this Agreement may be satisfied by a corresponding offset to, and reduction of, the amount of any Tax Receivables owed to such Member in the order in which such Tax Receivables were established. In the event that VitaminShoppe.com is no longer a Member, then for each tax year following the year in which VitaminShoppe.com ceases to be a Member, VitaminShoppe.com shall become entitled to the payment of all of the Tax Receivables owed to it to the extent, in the amount and at the same time as its payment, of VitaminShoppe.com's aggregate federal, state, local and foreign income tax liability for such year computed pursuant to the principles of paragraph 2. The amount of any Tax Receivable that remains unpaid or not otherwise offset or reduced in accordance with the preceding sentences of this paragraph 3(d) shall immediately become due and payable at the close of the fifth full calendar year following the establishment of the Tax Receivable.

         4. METHOD AND TIME OF PAYMENT. (a) Payments of consolidated estimated tax for the VSI Group at the normal quarterly due dates shall be made by VSI. Prior to each normal quarterly due date, VSI shall prepare and transmit to each Member an estimate of the payment obligation of such Member pursuant to this Agreement computed on a separate return basis pursuant to paragraph 2(a) as of the close of the appropriate quarter. Within three business days after the receipt by a Member of such estimate, such Member shall pay to VSI an amount equal to the estimated tax amount for such quarter. Upon the determination of the VSI Group's consolidated tax liability for the year, VSI shall notify each Member of any excess of such Member's separate tax liability for the entire year determined pursuant to paragraph 2(a) over amounts already paid by such Member for estimated tax, and each Member shall pay to VSI within three business days an amount equal to any such excess. Conversely, VSI shall pay to each Member within three business days after the determination of the VSI Group's consolidated tax liability for the year, an amount equal to the excess of amounts already paid by such Member for estimated tax over such Member's separate tax liability for the entire year determined pursuant to paragraph 2(a). If any corporation ceases to be a Member, the payment obligation of or to such Member pursuant to this paragraph 4 shall be computed as of the day immediately preceding the first day such corporation is no longer a Member. Payment of the obligation of such corporation shall be made no later than the quarterly due date as described above, and payments by VSI to such corporation shall be made no later than 30 days after the close of the last quarter of the taxable year.


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         (b) In the case of a refund as provided in paragraph 3(c), VSI shall pay to each Member such Member's share of the refund, determined by allocating such refund so that each Member receives a payment in an amount equal to the reduction of such Member's tax liability as a result of the recomputation described herein, within 30 days after the refund is received by VSI. In the case of an increase in tax liability as provided in paragraph 3(c), each Member shall pay to VSI an amount equal to its allocable share of such increased tax liability, determined based on each Member's increase in liability as a result of the recomputation described herein, within 20 days after receiving notice of such liability from VSI.

         5. MEMBERS JOINING AND LEAVING VSI GROUP. If, at any time any other corporation becomes a Member, such new Member shall become a party to this Agreement by executing a duplicate copy of this Agreement. Unless otherwise specified, such new Member shall have all the rights and obligations of a Member under this Agreement. Any corporation that ceases to be a Member shall continue to be bound by this Agreement with respect to periods during which it was a Member.

         6. VSI AS AGENT; VSI DESIGNATE. Each Member hereby (i) designates VSI as its agent to take any and all actions and to make any and all elections with respect to any Consolidated Returns or any tax position reflected on such returns and (ii) agrees to be bound by any such action or election taken by VSI. VSI may designate a subsidiary (other than VitaminShoppe.com) to act on behalf of the VSI Group in performing the duties identified in this Agreement (other than VSI's obligation with respect to the Tax Receivable).

         7. TERM. This Agreement shall commence on the date hereof and continue for an indefinite period in full force and effect until the statute of limitations shall have run on each Consolidated Return.

         8. MISCELLANEOUS. (a) Neither party may assign this Agreement or its rights and obligations hereunder in whole or in part without the other party's prior written consent. Any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the foregoing, either party may assign this Agreement or its rights and obligations hereunder to any entity controlled by it or to any entity by which it is acquired by merger, purchase of capital stock, transfer of substantially all assets or otherwise; provided that such entity shall thereafter succeed to all obligations of such party under this Agreement.

         (b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflicts of law of such state.

         (c) Each party hereto irrevocably and unconditionally consents to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York for the purposes of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court

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for the Southern District of New York, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or documents by United States registered mail to such party's address set forth pursuant to paragraph 8(e) shall be effective service of process for any action, suit or proceeding in respect to any matters to which such party has submitted to jurisdiction in this paragraph 8(c). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York. Each party irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in either such court has been brought in an inconvenient forum.

         (d) If any provision of this Agreement or any portion thereof, or the application of any such provision or portion thereof, to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or the remaining portion thereof or the application of such provision to any other persons or circumstances.

         (e) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (or one business day in the case of express mail or overnight courier service), as follows:

                  If to VitaminShoppe.com, to:
                  VitaminShoppe.com, Inc.
                  380 Lexington Avenue, Suite 1700
                  New York, NY  10168
                  Attention:  President and Chief Executive Officer

                  If to VSI, to:
                  Vitamin Shoppe Industries Inc.
                  4700 Westside Avenue
                  North Bergen, NJ  07047
                  Attention:  President and Chief Executive Officer

         (f) No failure of either party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

         (g) This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to the subject

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matter except as specifically set forth herein. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been executed and delivered by both parties.

         (h) This Agreement may be amended only by an instrument in writing signed on behalf of each party. As long as VSI owns at least 30% of the voting power of the capital stock of VitaminShoppe.com, no material term of this Agreement may be amended or waived without the approval of a majority of the directors of VitaminShoppe.com who are not directors, officers or more than 5% stockholders of VSI (or the designee of a more than 5% stockholder).

         (i) This Agreement is for the sole benefit of the parties hereto. Nothing herein expressed or implied shall give or be construed to give to any other person or entity any legal or equitable rights hereunder.

         (j) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. When reference is made in this Agreement to a paragraph, such reference shall refer be to a paragraph of this Agreement unless otherwise indicated.

         (k) The provisions of this paragraph 8 shall survive any termination of this Agreement.


                     [Remainder of Page Intentionally Blank]



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        VITAMINSHOPPE.COM, INC.


                                        By: /s/ Kathryn H. Creech
                                            ------------------------------------
                                            Name:      Kathryn H. Creech
                                            Title:     President and Chief
                                                       Executive Officer


                                        VITAMIN SHOPPE INDUSTRIES INC.


                                        By: /s/ Jeffrey J. Horowitz
                                            ------------------------------------
                                            Name:      Jeffrey J. Horowitz
                                            Title:     President and Chief
                                                       Executive Officer